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Exhibit 5.1

PHILLIPS LYTLE LLP
3400 HSBC Center
Buffalo, New York 14203

April 19, 2007

Hardinge Inc.
One Hardinge Drive
Elmira, New York 14902

Ladies and Gentlemen:

This opinion is furnished in connection with the registration pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), of an indeterminate number of shares of common stock, par value $0.01 per share, with a maximum aggregate offering price of $10,000,000 (the "Shares") of Hardinge Inc., a New York corporation (the "Company"). This opinion is furnished at the Company's request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. 229.601(b)(5), in connection with registration of the Shares under the Securities Act.

In connection with rendering this opinion, we have examined the following documents: the Restated Certificate of Incorporation of the Company, as heretofore amended, and By-laws of the Company, as heretofore amended; such records of corporate proceedings of the Company as we deemed material; an executed copy of the registration statement on Form S-3 under the Securities Act relating to the Shares (the "Registration Statement"); and such other documents as we considered necessary for the purposes of this opinion. With respect to all the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the legal capacity of all natural persons. We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of New York.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, assuming they will be issued against the consideration established by the Company's board of directors in applicable authorizing resolutions, will be validly issued, fully paid and non-assessable.

The foregoing assumes that all requisite steps have been and will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus or any supplement thereto constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act.

Very truly yours,

/s/ PHILLIPS LYTLE LLP